EXHIBIT 99.1


On March 18, 2004, the Company issued the following press release:

"AMERICAN RECEIVES GROSS PROCEEDS OF $1.826 MILLION FROM PRIVATE PLACEMENT AND ASSET SALE

     DENVER - American Oil and Gas, Inc. (OTC Bulletin Board: "AOGI") today announced receipt of $1.5 million in gross proceeds in a private placement from an accredited investor. The Company sold 1.5 million shares of its $.001 par value common stock at one dollar per share and issued 1.5 million warrants to purchase 1.5 million shares at an exercise price of one dollar per share. The warrants will expire on August 31, 2004, if not exercised. The Company did not pay a placement commission or agent fee associated with this funding and provided only for piggyback registration rights. Additionally, the Company sold one-third of its interest in its Big Sky project to an entity related to the above accredited investor for approximately $326,000.

     Andrew Calerich, President and CFO commented by saying, "With the completion of these transactions, we are in a position, not only to fund our projected capital obligations in our Big Sky Project, but also to continue to move forward in our other projects where we see opportunity for reserve and cash flow growth."

     Through the end of 2004, the Company expects to participate with working interests ranging from approximately two to fourteen percent, in the drilling of at least nine additional horizontal Bakken wells in its Big Sky project in Richland County, Montana.

     The above private placement was made pursuant to exemptions from registration under the Securities Act of 1933, including but not limited to, Sections 3(b) and 4(2), as well as Rule 506 of Regulation D under the Securities Act of 1933. The shares were sold without a general solicitation pursuant to Blue Sky limited offering exemptions and were issued with a legend restricting resale.

     American Oil and Gas, Inc. is an independent oil and natural gas company engaged in exploration, development and production of hydrocarbon reserves primarily in the Rocky Mountain region. Additional information about the Company can be found at the Company's website: www.americanoilandgasinc.com.

                                      # # #

     This release contains forward-looking statements regarding American Oil and Gas, Inc.'s future plans and expected performance that are based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of drilling efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company's reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company's control. This press release may include the opinions of American Oil & Gas, Inc., and does not necessarily include the views of any other person or entity."